Exhibit 10.13

Property Lease Contract

Contract No.: 2022032601

Park Name: Zhongshan Daxing Science and Technology Park

Contract number: 2022032601

House location: Warehouse L, No. 116, Liubailiu Road, Zhongshan City, Guangdong Province

Lessee: Zhongshan Srid Environmental Technology Co., Ltd.

Lease date: March 26 , 2022

Tel: 0760-89935422

Termination date: March 25, 2025

Property Lease Contract

Party A (lessor): Zhongshan Wukong Real Estate Investment Co., Ltd.

Unified social credit code: 91442000MA55T6HJ9A

Address: H1, No. 1 Xinzhan Road, Shazai Administrative Village, Minmin Town, Zhongshan City

Tel: 13686813353

Party B (lessee): Zhongshan Srid Environmental Technology Co., Ltd.

Address: Building 8, No. 6 Jingye Road, Torch Development Zone, Zhongshan City

Unified social credit code: 91442000555588286D

Tel: 0760-89935422

In order to protect the legitimate interests of both parties, in line with the principle of equality, regarding the matters related to Party B’s lease of Party A’s factory unit in Zhongshan Daxing Science and Technology Park, after full consultation between the two parties, the following consensus terms have been reached and jointly implemented:

1. Lease location and scope

1.	Lease subject matter: Party A provides a factory unit L located at No. 116 , Liubailiu Road, Zhongshan City, Guangdong Province for lease to Party B. The factory unit is a frame structure.

Land use certificate:

2.	Lease scope: The leased main area is 2157.5 square meters, the zinc shed area is 417.71 square meters, the total area is 2615.38 square meters, and the open space area is provided for free use. (with floor plan attached)

3.	Lease purpose: Party B uses the leased property for office and industrial production, specifically engaged in hardware accessories processing, mechanical equipment production and equipment testing.

4.	Party A guarantees that it has the full right of income and rental of the above-mentioned leased property. If Party A causes a third party to claim any lease right, income right and other rights from Party B, Party A shall be responsible for handling it. If any loss is caused to Party B, Party B has the right to pursue Party A’s liability for breach of contract in accordance with the provisions of the breach clause of this agreement.

2. Lease period

From March 26, 2022 to March 25, 2025.

3. Renovation period and rental date

The renovation period shall be calculated from the date of receipt of the handover certificate signed by both parties for the supplementary renovation agreement, and the renovation period shall be 30 days. (Rent is not included during the renovation period)

4. Factory rent

The total price of the plant excluding tax is calculated as RMB 58,000 per month, and the amount including tax is RMB 63,846 (9% of the special invoice). During the contract period, the rent of the plant will increase every two years, with an increase rate of 8%.

Contract monthly fee: including rent, property management fee, and other miscellaneous fees

5. Other expenses:

RMB 1 per month for public health expenses, and RMB 1 per month for elevator maintenance and midday audit.

6. Payment method:

After the contract is signed, Party B will pay Party A two months’ rent as a deposit of RMB 116,000, capitalized as one hundred and sixteen thousand RMB; at the same time, pay a down payment of one month’s rent in RMB (including other expenses), capitalized as fifty eight thousand RMB; after the expiration of the contract, the main body of the house has been inspected and accepted by Party A and restored to its original state (excluding the internal brick wall of the factory), that is, the relevant expenses will be settled, and Party A will refund the deposit paid by Party B within 5 working days without interest.

7. Rent payment method:

Before 15th of each month, Party B shall submit this month’s rent and last month’s water and electricity expenses, and Party A shall give a value-added tax invoice of the corresponding amount. If Party B still fails to pay the corresponding fees within 10 days after the due date, the overdue fine shall be calculated as five thousandths of the total amount of arrears per day, and Party A has the right to take measures such as cutting off power and water and controlling the entry and exit of goods to collect the collection. All economic losses shall be borne by Party B.

8. Responsibilities of Party A

Party A is responsible for providing 1600 KVA transformers for the use of the entire industrial park. Party A will collect water and electricity charges together, and impose a charge to Party B monthly according to the consumption of Party B’s sub-meter. Party A is responsible for connecting water pipes and services to the general meter of each factory unit and electricity to the power distribution room. The load-bearing capacity of the first floor of the factory unit is 2000KG/m2, and the load bearing capacity of each square meter above the second floor is 250 KG. (Party B shall bear all losses if the static force exceeds this capacity.) The property of public facilities such as factory units and dormitories shall be managed by Party A. Party A guarantees that the plant and its ancillary facilities are in normal usable and safe condition.

When Party A conducts inspection and maintenance of the plant, Party A shall pay for the repair and maintenance expenses incurred (Party B shall be responsible for man-made damage). Party B shall cooperate during the repair and maintenance period. If Party A is unable to produce normally due to disputes over factory property rights or other economic disputes, Party B has the right to terminate this contract, and Party A shall return the security deposit and compensate Party B for liquidated damages in the amount of one month’s rent.

9. Responsibilities of Party B

1.	Party B has the right to organize production and business activities in the factory leased by Party A after signing the rental agreement and fulfilling its payment obligations. Party B must strictly abide by the safety production rules and regulations formulated by the state. Party B shall not work illegally. If a production safety accident occurs due to Party B’s violation of the national safety production management regulations and illegal operation, the direct or indirect responsibility shall be borne by Party B, and Party A shall not be responsible.

2.	During the lease period, all kinds of production and technical personnel recruited and hired by Party B shall be recruited and hired by Party B independently. Provide relevant guarantees for its employees in a comprehensive and timely manner. If Party B fails to comply with the requirements of the state and relevant competent authorities and uses relevant personnel illegally, all direct or indirect responsibilities arising therefrom shall be borne by Party B, and Party A shall not be responsible.

3.	Party B promises to operate in a law-abiding manner, and its business activities conform to the approved business scope, fire safety, environmental protection and emission standards. If Party B operates illegally, all responsibilities arising therefrom shall be borne by Party B, and Party A shall not be responsible.

4.	During the lease period of Party B, Party A has the right to unilaterally terminate this contract if the labor department intervenes to deal with Party B escaping due to wage arrears or voluntarily abandoning the factory due to other reasons, or the court seizes Party B’s property. Before terminating the contract, Party A shall notify Party B in writing, and the place of delivery of the notification shall be the site rented by Party B. If Party B refuses to accept or no one signs for receipt, Party A may post the notification on the door of Party B’s factory unit. It is deemed to be delivered within a day (escape due to wages or voluntary abandonment of the factory is deemed to be delivered on the same day). If Party B fails to follow Party A’s notification within the time specified in the notice, Party A may consider Party B to voluntarily waive the ownership of the equipment, facilities, materials, etc. in the leased site, and Party A may dispose of the items by itself, and the proceeds from the disposal shall be used to compensate Party B owed to A Party A’s expenses or worker’s wages, if the insufficient part, Party A may demand payment from Party B through litigation, and the deposit paid by Party B will not be refunded .

10. Plant use requirements and maintenance responsibilities

1.	The factory unit leased by Party A to Party B must meet the requirements of the supplementary consent and transformation agreement reached by both parties, and this contract will come into effect after Party B signs the acceptance handover letter. The Supplementary Transformation Agreement is an attachment to this contract, which shall be signed by both parties. This agreement shall impose the same legal effect.

2.	If Party B needs to renovate or add auxiliary facilities due to production, it shall submit the design drawings to Party A for review in advance. Under the premise of not affecting the building structure, the renovation can be carried out after obtaining the permit of Party A.

3.	Party B is responsible for the public security, sanitation, fire prevention and other works in the rented unit. In addition to the original fire hydrant (which meets the relevant national legal requirements), Party B shall provide sufficient fire protection equipment for the factory unit according to production needs.

4.	During the lease period, Party B shall operate, maintain, replace and keep clean the plumbing and heating facilities in the bathroom for its own use, and clear the blockage of the sewer in a timely manner.

5.	Party B shall be responsible for the management of the facilities of the power supply system in the rented unit, and shall operate in accordance with the relevant regulations of the power supply department to prevent safety accidents. Party B shall bear full responsibility for the casualties and property losses caused by electric shock accidents.

11. On-site management during the lease period

1.	In order to standardize management, Party B’s vehicles shall abide by Party A’s management system, go through the entry and exit registration procedures, and park, load and unload at designated locations.

2.	In order to improve the public environmental sanitation in the factory area, Party B shall be responsible for the sanitation within the scope of Party B’s factory units, and its domestic garbage shall be piled up at the place designated by Party A.

3.	During the lease, Party B must abide by the law. Consciously maintain the order of public security management, abide by fire safety regulations, protect fire facilities, keep fire signs in good condition, and keep fire exits unblocked. If the personnel of Party B violate relevant regulations, it constitutes violation of discipline, law and crime.

12. Expiration and return of the lease contract

1.	After the lease contract expires, Party B shall be prioritized to renew the lease under the same conditions. If Party B has no intention to renew the lease, Party A must be notified in writing three months in advance. If Party B returns the factory unit before the end of the lease, Party B shall pay Party A all liquidated damages for the current month and previous arrears. If Party B fails to renew the contract with Party A during the contract period or does not move out, Party A will charge Party B three times the original rent.

2.	After the expiration of the lease contract, Party B shall promptly clean up all movable property and facilities in the factory unit owned by Party B, and the part that cannot be moved shall not be dismantled or moved away, but Party A shall not require Party B to restore the part to its original state. If the properties or facilities that Party B has not disposed of within the time limit are deemed to be abandoned by Party B, Party A may dispose of them at will, and Party B shall not raise any objection.

3.	After the contract expires, when Party B moves out of the leased factory unit of Party A, Party B shall be responsible for dismantling the fixed decoration by Party B and shall not cause damage to the factory unit. Pay a security deposit. When the lease expires and the plant is returned, Party B shall ensure the normal supply of water and electricity. If the understanding or consent of Party A is obtained, Party A may be exempted from the obligation to restore the original state. Otherwise, Party A has the right to charge Party B all the expenses required for restoring the conditions of the factory unit. Party B shall not damage Party A’s unit’s structure and facilities, and if there is any damage, Party B shall bear the loss.

13. Liability for breach of contract

Under any of the following circumstances, Party A has the right to terminate this contract without returning the deposit, and Party B shall bear the losses caused.

1.	Subletting, transferring, subletting or exchanging the leased factory unit to others without the consent of Party A.

2.	If Party B is in arrears of rent for one month (including one month), Party A has the right to deal with the rental of the property and property.

3.	Those who use factories and dormitories for illegal activities, employees who do not abide by the management rules and regulations of the industrial park, make trouble for no reason, and refuse to mend their ways despite repeated admonitions.

4.	Demolition and modification of the plant structure (except for interior decoration) without the consent of Party A.

5.	Party B uses workshops and warehouses to produce and store lithium batteries and/or other flammable and/or explosive products.

6.	Party B uses child labor or owes wages to workers for one month.

7.	Party B withdraws from the contract midway.

8.	Failure to equip fire extinguishers in accordance with fire protection regulations, block fire exits, and fail to rectify on time.

9.	Connecting electricity and water without the consent of Party A.

10.	The use of punching machines above the second floor causes the floor to be overweight.

11.	Other violations of safety production management regulations or illegal acts.

14. Expiry of the contract or termination of the contract:

1.	During the validity period of this contract, if an accident of force majeure occurs or the government expropriates the plant land, this contract will be automatically terminated, and Party A will return Party B’s security deposit, and both parties will not be liable for each other.

2.	If either Party A or Party B needs to terminate the contract in advance due to non-force majeure reasons such as business operations, it must notify the other party in writing three months in advance and obtain the written consent of the other party before terminating the contract. Party A shall perform according to the contract and return the full deposit within 5 days.

15. Party A provides electricity of 1000 KVA for Party B’s use. Party B shall pay the fee according to the measurement of the electricity meter (Note: Party B’s electricity fee is based on the charging standard of the local power supply department plus 0.1 RMB / kWh agreed by both parties as the maintenance, service and loss of electricity facilities), and Party B shall share the basic electricity fee. The basic electricity fee is calculated according to the KVA applied by Party B , and each KVA is charged at 1KVA*23 RMB according to the local power supply standard - that is, Party B must bear the basic electricity fee of 1,000KVA*23=23,000RMB, and the water fee is based on the unit price of 4.5 RMB /m 3 (Note: The water fee has no loss ). Party A shall provide Party B with water and electricity charges including tax (Note: Electricity charges are VAT invoices, water charges are ordinary invoices) .

16. This contract is the sole basis for determining the rights and obligations of both parties. If Party B needs to apply for a certificate, both parties need to sign a “Zhongshan City House Lease Certificate”, which is only used for certificate processing and filing, and neither party can use the “Zhongshan City House Lease Certificate” to claim rights and obligations. The cost of handling the “Zhongshan City House Lease Certificate” shall be borne by Party B.

17. If there are matters not covered in this contract, both parties, Party A and Party B, should negotiate amicably and sign a supplementary contract separately. The supplementary contract has the same effect.

18. This contract is made in duplicate, with Party A and Party B each holding one copy, and it will take effect from the date of signing by both parties.

Party A (signature) :	Party B (signature) :

Legal representative: Zhou Ming	Legal representative :

Representative :	Representative :

March 24, 2022	March 24, 2022

Safety Management Responsibility Letter

In order to further clarify the safety responsibilities of factory units and dormitory leases, strengthen the safety management of factory units, and ensure the safety of Party B’s life and property, this letter of responsibility is hereby formulated in accordance with relevant laws and regulations:

1. Party A shall conduct a monthly inspection of the safe use and nature of the leased workshop, and Party B shall cooperate.

2. In order to ensure the safe production of Party B’s leased factory unit, Party B shall do the following:

1.	It shall be ensured that there are more than two passages, and all aisles and stairs should be unimpeded and free of debris. Water for fire services shall not be used without permission.

2.	Safe evacuation instructions, lighting, and fire-fighting facilities for stairs, walkways and exits should be properly protected and maintained. It is not allowed to be used for other purposes in case of non-fire alarm. Offenders will be fined RMB 3,000 - RMB 10,000. Regularly inspect, repair and maintain the fire-fighting equipment within their respective scopes to ensure normal operation.

3.	The production equipment shall not be overloaded, and the vibration shall cause no harm to the structure of the plant.

4.	The air compressor and generator shall be placed in the correct position.

5.	Safe storage of flammable, explosive and highly toxic and hazardous substances.

6.	Party B shall use the factory unit safely and rationally in accordance with the stipulations in the Property Lease Contract, and shall not change the structure and nature of use of the factory unit without permission. Party B shall apply to Party A in writing in advance if it needs to be remodeled, and the construction can only start after obtaining the consent.

7.	Party B shall not be in arrears with employees’ salaries for more than one month.

8.	Party B’s crane entrance must be equipped with guardrails, and usually equipped with roller shutters to prevent accidents.

9.	It is strictly forbidden to use direct exhaust gas water heaters in staff dormitories. It is strictly prohibited to use liquefied gas cylinders for boiling and cooking. Liquefied gas cylinders will be confiscated from violators. Those who refuse to correct after repeated admonitions will be fined 5,000 RMB/person/time, and Party B shall be responsible for all personal injury accidents that occur. High-altitude parabolic is strictly prohibited.

10.	It is strictly forbidden to use fire water in non-fire alarm situations, and offenders will be fined 5,000 RMB each time.

11.	It is forbidden to do other violations of safety production management regulations or illegal acts.

3. Party B shall not arbitrarily change the function of the plant and use the plant to engage in illegal activities. Once discovered, the resulting consequences are at your own risk. Party A shall not be responsible for any consequences.

4. Party B must hire a qualified professional team when it needs to decorate and renovate. Otherwise, Party A shall not be responsible for any consequences.

5. If Party B fails to perform safety responsibilities in accordance with the law, causing damage to the personal and property of others, Party B shall be liable for compensation according to law, and Party A shall not be liable.

6. If Party B fails to implement the above clauses as agreed, Party A will take measures to limit water and electricity, and make rectification within a time limit until the rectification is qualified.

Party A (signature) :	Party B (signature) :

Legal representative: Zhou Ming	Legal representative: